Exhibit 99.2

Intercept Pharmaceuticals Announces Pricing of Public Offering

NEW YORK, February 4, 2015 (GLOBE NEWSWIRE) -- Intercept Pharmaceuticals, Inc. (Nasdaq:ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver diseases, today announced the pricing of an underwritten public offering of 1,000,000 shares of its common stock at a public offering price of $176.00 per share. In addition, Intercept has granted the underwriters a 30-day option to purchase up to an additional 150,000 shares of common stock.

All shares in the offering are being sold by Intercept, with expected net proceeds to Intercept of approximately $166.2 million (or approximately $191.2 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses. The offering is expected to close on or about February 10, 2015, subject to customary closing conditions.

Citigroup, RBC Capital Markets and Deutsche Bank Securities are acting as joint book-running managers and underwriters for the offering. BMO Capital Markets is acting as lead manager and Nomura, Wedbush PacGrow Life Sciences, JMP Securities, Needham & Company, Oppenheimer & Co. and Summer Street Research Partners are acting as co-managers.

The securities described above are being offered by Intercept pursuant to an automatically effective shelf registration statement on Form S-3 (including a base prospectus) previously filed with the Securities and Exchange Commission (the SEC). A preliminary prospectus supplement relating to the shares of common stock sold in this offering was filed with the SEC on February 3, 2015. A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus may be obtained from the offices of Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone at 1-800-831-9146 or email at prospectus@citi.com; or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281; Attention: Equity Syndicate Department, Telephone: (877) 822-4089, Fax: (212) 428-6260.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and other diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH) and primary sclerosing cholangitis (PSC). OCA has received breakthrough therapy designation from the FDA for the treatment of NASH with fibrosis. OCA has also received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan, China and Korea, where it has out-licensed the product candidate to Sumitomo Dainippon Pharma. Additional information about Intercept is available in the company's public filings, which are available at the SEC's EDGAR database available online at www.sec.gov.

CONTACT: For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at +1-646-747-1000.

Media inquiries: media@interceptpharma.com

Investor inquiries: investors@interceptpharma.com